Exhibit 99.1

FOR IMMEDIATE RELEASE

Urologix Reports Results
For Fiscal Year 2011 Second Quarter

MINNEAPOLIS — January 25, 2011 — Urologix®, Inc. (NASDAQ:ULGX), the manufacturer and marketer of minimally invasive Cooled ThermoTherapy™ (CTT), the durable and effective in-office treatment for patients suffering from benign prostatic hyperplasia (BPH), today reported financial results for the second quarter of its fiscal year 2011 that ended December 31, 2010.

Fiscal year 2011 second-quarter revenue was $3.3 million, down 1 percent from the $3.4 million reported in the first quarter of fiscal year 2011 and down 18 percent compared to the $4.1 million reported for the same period of the prior fiscal year. The sequential decrease in revenue was largely due to reduced order volume from our current customer base. There has been no material difference in the percentage of overall catheter revenue derived from our various sales channels (direct, mobile, third party mobile) compared with the first quarter of fiscal year 2011. On a year-over-year basis, the sales comparison is impacted by the temporary market withdrawal of a competitive product.

For its fiscal year 2011 second quarter, Urologix posted a net loss of $712,000, or $0.05 per diluted share, on revenue of $3.3 million. This compares to a net loss of $708,000, or $0.05 per diluted share, in the first quarter of fiscal year 2011 and a net loss of $273,000, or $0.02 per diluted share, in the second quarter of the prior fiscal year.

“We are pleased that Medicare has stabilized reimbursement for the next twelve months as we enter our third fiscal quarter and the beginning of a new calendar year,” stated Stryker Warren jr, CEO. “With the improved clarity on reimbursement and a reportedly improving economy we must be able to leverage our sales force to drive growth. We are committed to succeeding this quarter in growing our revenue by continuing to present Urologix’ Cooled ThermoTherapy to urologists as the early therapeutic choice to treat BPH patients versus chronic medication.”

The Company’s cash utilization was $413,000 for the quarter ended December 31, 2010, compared to a utilization of $1.0 million in the first quarter of fiscal year 2011. Historically, cash utilization is greatest in the first quarter as a number of annual payments are made during that period. In the second quarter of the prior fiscal year, the Company generated $22,000 in cash. The difference compared to the same period of fiscal year 2010 is mainly due to the comparative reduction in revenue previously mentioned. The Company’s cash balance was $4.3 million as of December 31, 2010, which management considers sufficient to fund working capital and capital resource needs beyond the next twelve months. The Company has no debt.

Gross profit for the fiscal year 2011 second quarter was $1.8 million, or 56 percent of revenue, compared to $1.8 million, or 55 percent of revenue, for the first quarter of fiscal year 2011 and $2.3 million, or 57 percent of revenue, in the second quarter of fiscal year 2010. The primary reason for the margin differential compared to the second quarter of fiscal year 2010 is the result of fixed costs being allocated over fewer units built due to decreased production targets that reflect the lower demand in the second quarter of fiscal year 2011.

Operating expense in the second quarter of fiscal year 2011 increased $37,000, or 2 percent, when compared to the first quarter of fiscal year 2011 primarily as a result of an increase in sales and marketing expense due to wages, training and travel costs for new members of our sales team. The Company continued its investment in research and development in the second quarter of fiscal year 2011, an increase of 2 percent compared to the first quarter of fiscal year 2011, but a 33 percent increase in expenditures compared to the second quarter of fiscal year 2010. Compared to the second quarter of fiscal 2010, operating expense decreased 2 percent.

“Our immediate focus remains unchanged: expand the in-office BPH market by promoting and providing CTT as an effective, durable and safe non-surgical alternative to BPH drugs,” said Mr. Warren. “While the second quarter’s revenue did not satisfy our objective, Urologix’ potential opportunity is significant enough that successful execution in developing the market should generate revenue growth, positive cash flow and meaningful shareholder value.”

Earnings Call Information

Urologix will host a conference call with the financial community to discuss fiscal year 2011 second quarter results on Tuesday, January 25, 2011 at 4:00 p.m. Central Daylight Time. To listen to the call, please dial 1-866-362-4831 and enter the Participant Passcode 10194653 at least 10 minutes prior to the call. A live webcast of the call will be available through the investor relations section of the Company’s website at www.urologix.com and available for replay approximately two hours after the completion of the call.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The Company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix’ products include the CoolWave® and Targis® control units and the CTC Advance™, Targis® and Prostaprobe® catheter families. All of Urologix’ products utilize Cooled ThermoTherapy™ - targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort - and provide safe, effective, lasting relief of the symptoms of BPH.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s future revenue and operating performance, about the effect of changes in its sales organization, the adequacy of its cash balance, or about the development and marketing of new products. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include the risk factors described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2010 and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

Contact: Brian J. Smrdel, Chief Financial Officer, (763) 475-7696

- Financials Follow -

Urologix, Inc.
Statements of Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2010	2009	2010	2009

Sales	$3,321	$4,064	$6,673	$7,917
Cost of goods sold	1,473	1,735	2,996	3,449
Gross profit	1,848	2,329	3,677	4,468

Costs and expenses:
Selling, general and administrative	2,013	2,193	3,999	4,570
Research and development	556	418	1,102	860
Total costs and expenses	2,569	2,611	5,101	5,430

Operating loss	(721)	(282)	(1,424)	(962)
Interest income	—	—	1	—
Loss before income taxes	(721)	(282)	(1,423)	(962)

Income tax expense (benefit)	(9)	(9)	(3)	(12)
Net loss	$(712)	$(273)	$(1,420)	$(950)

Net loss per common share--basic	$(0.05)	$(0.02)	$(0.10)	$(0.07)

Net loss per common share--diluted	$(0.05)	$(0.02)	$(0.10)	$(0.07)

Weighted average number of common shares outstanding--basic	14,548	14,506	14,553	14,493

Weighted average number of common shares outstanding--diluted	14,548	14,506	14,553	14,493

Urologix, Inc.
Balance Sheets
(Unaudited, in thousands)

	Dec. 31, 2010	June 30, 2010
ASSETS
Current assets:
Cash and cash equivalents	$4,288	$5,702
Accounts receivable, net	1,600	1,378
Inventories	1,640	1,498
Prepaids and other current assets	190	139
Total current assets	7,718	8,717
Property and equipment:
Property and equipment	11,667	11,669
Less accumulated depreciation	(10,732)	(10,655)
Property and equipment, net	935	1,014
Identifiable intangible assets, net	112	123
Other assets	251	349
Total assets	$9,016	$10,203

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$726	$434
Accrued compensation	443	875
Deferred income	100	169
Other accrued expenses	611	519
Total current liabilities	1,880	1,997

Other accrued liabilities	150	—
Total liabilities	2,030	1,997

Shareholders’ equity:
Common stock	144	144
Additional paid-in capital	114,560	114,360
Accumulated deficit	(107,718)	(106,298)
Total shareholders’ equity	6,986	8,206
Total liabilities and shareholders’ equity	$9,016	$10,203

Urologix, Inc.
Condensed Statements of Cash Flows
(Unaudited, in thousands)

	Six Months Ended December 31,
	2010	2009
Operating Activities:
Net loss	$(1,420)	$(950)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	309	422
Employee stock-based compensation expense	200	257
Provision for bad debts	(36)	10
Loss on disposal of assets	10	2
Change in operating items:
Accounts receivable	(186)	(326)
Inventories	(180)	(77)
Prepaids and other assets	47	(56)
Accounts payable	292	21
Accrued expenses and deferred income	(259)	(283)
Net cash used for operating activities	(1,223)	(980)

Investing Activities:
Purchase of property and equipment	(190)	(51)
Purchases of intellectual property	(1)	—
Net cash used for investing activities	(191)	(51)

Financing Activities:
Proceeds from stock option exercises	—	10
Net cash provided by financing activities	—	10

Net decrease in cash and cash equivalents	(1,414)	(1,021)
Cash and cash equivalents:
Beginning of period	5,702	7,032
End of period	$4,288	$6,011

Supplemental cash-flow information

Income taxes paid during the period	$5	$4
Net amount of inventory transferred to property and equipment	$38	$218